SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                    NOTIFICATION OF AMENDMENT OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it amends its registration under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of amendment of registration submits the following information:

Name: FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE
      (Formerly First Cova Variable Annuity Account One)

Address of Principal Business Office:

          120 Broadway
          New York, NY 10271

Telephone Number:  (800) 469-4545

Name and Address of Agent for Service of Process:

          James A. Shepherdson
          First MetLife Investors Insurance Company
          120 Broadway
          New York, NY 10271
          (800) 469-4545

Check Appropriate Box:

Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: [X] Yes [ ] No

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this notification of amendment of registration to be duly signed on behalf of the registrant in the City of Oakbrook Terrace and State of Illinois on the 29th day of March, 2001.

                          SIGNATURE: FIRST METLIFE INVESTORS VARIABLE ANNUITY
                                   ACCOUNT ONE
                                         Registrant

                                By:  FIRST METLIFE INVESTORS INSURANCE COMPANY
                                    (Formerly First Cova Life Insurance Company)


                                     By:/s/ BERNARD J. SPAULDING
                                         ----------------------------------
                                            Bernard J. Spaulding
                                            Secretary
                                         ----------------------------------
                                                       Title

ATTEST:/s/ AMY W. HESTER
        --------------------------
                Name

           Vice President
        --------------------------
                Title